Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

WEDNESDAY, JULY 13, 2005

BIO-LOGIC REPORTS FIRST QUARTER FISCAL 2006 RESULTS

MUNDELEIN, IL, July 13, 2005 – Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electrodiagnostic equipment and disposables, today reported financial results for the first quarter ended May 31, 2005.

Highlights of First Quarter and Subsequent Events

•	Sales increased 11 percent to $7.0 million from $6.3 million in the first quarter of fiscal 2005, led by continued strong demand for sleep systems and hearing screening supplies.

•	Operating income for the quarter increased 95 percent against the same period last year.

•	Diluted earnings per share of $0.04 compared to $0.02 in the prior year’s first quarter.

•	Donald Williams joins management team as vice president of North American hearing.

•	Counsel has been informed by plaintiff’s attorney that Bio-logic will be dismissed from the Forsythe v. Legacy Health System, et al. lawsuit.

First Quarter Results

Net sales for the first quarter ended May 31, 2005 increased 11.3 percent to $7.0 million, compared with $6.3 million for the same quarter of the prior fiscal year. Gross profit margin decreased to 66.1 percent from 67.1 percent for the same period of the prior fiscal year, primarily due to sales mix changes. Total selling, general and administrative expense for the quarter remained essentially flat at $3.1 million. Research and development expense increased $259,000 to $1.3 million, compared to $1.0 million for the same period of the prior fiscal year, primarily due to increased compensation expense in the U.S. and overseas product development groups.

Operating income for the quarter increased 94.9 percent to $265,000, compared to $136,000 for the same quarter of last fiscal year. Net income for the quarter was $262,000, or $0.04 per diluted share, compared to $114,000, or $0.02 per diluted share, in the first quarter of fiscal 2005.

The company had $14.3 million in cash and cash equivalents at May 31, 2005, a decrease of $580,000 from the February 28, 2005 fiscal year end, due primarily to the payment of costs incurred in fiscal 2005 associated with an unsuccessful neurology acquisition bid.

Commenting on the quarter’s results, Roderick G. Johnson, president and chief operating officer, stated, “With a significant increase in operating income and earnings per share double that of the same period last year, we were pleased with our overall performance in the first quarter of fiscal 2006. Our 11 percent sales increase was led by strong demand for sleep systems, particularly our Sleepscan VISION™ product line, as we continued to benefit from the heightened interest in sleep apnea monitoring and our own focus on this area. We also experienced significant growth in sales of our hearing screening disposables, led by the growing acceptance of our HALO Ear Muffin™ used for the screening of newborns. These gains were partially offset by declines in sales of hearing screening and diagnostic systems.”

Looking Forward

“On the hearing side,” Johnson continued, “following the launch of our HALO Ear Muffin last year, we invested considerable time into converting competitors’ accounts to the new HALO product. This project, coupled with a vacancy in the position of vice president of North American hearing since January 2005, resulted in our not being able to dedicate sufficient time to promoting our core hearing system products. With the addition of Don Williams to our management team, we are again focusing our efforts on accelerating the growth of our screening and diagnostic systems.

“In the neurology/sleep area, we are working diligently to meet our goal of shipping our new Netlink Traveler® during the third quarter of fiscal 2006. This product, which can be used for both EEG and sleep diagnostics, is loaded with features, weighs only 13 ounces and can fit in the palm of a hand. We believe that these features will provide a distinct advantage for the Netlink Traveler over current ambulatory units on the market, and we anticipate that it will be an important driver of sales and profit growth in the future,” Johnson concluded.

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electrodiagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including statements under the caption “Looking Forward,” that reflect management’s current expectations about Bio-logic’s future results, performance, prospects and opportunities. Management has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could,” “should” or similar expressions, but these words are not the exclusive way of identifying these statements. These forward-looking statements are based on information currently available to management and are subject to a number of risks, uncertainties and other factors that could cause Bio-logic’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include general economic and business conditions, turnover in Bio-logic’s sales force, lack of acceptance of new technology by clinicians and other healthcare professionals, the results of research and development efforts, Bio-logic’s ability to successfully identify, complete and integrate acquisitions and other risks and expenses related to an acquisition strategy, technological changes, competition, potential changes in regulation by the FDA, costs relating to manufacturing of products, the timing of customer orders, the ability of certain suppliers to meet requirements, Internal Revenue Service determinations and other factors affecting the realization of the anticipated tax credits, and other factors detailed from time to time in Bio-logic’s filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Bio-logic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

Financial Table Follows…

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Bio-logic Systems Corp. and Subsidiaries

Consolidated Statement of Operations

Unaudited

In Thousands, Except for Share and Per Share Data

	Three Months Ended May 31,
	2005	2004
Net Sales	$6,959	$6,251

Cost of Sales	2,361	2,059

Gross profit	4,598	4,192

Operating Expenses:
Selling, general & administrative	3,066	3,048
Research & development	1,267	1,008

Total operating expenses	4,333	4,056

Operating Income	265	136

Other Income	90	24

Income Before Income Taxes	355	160

Provision For Income Taxes	93	46

Net Income	$262	$114

Retained Earnings, Beginning of Period	17,326	15,444

Retained Earnings, End of Period	$17,588	$15,558

Earnings Per Share:
Basic	$0.04	$0.02

Diluted	$0.04	$0.02

Basic Shares Outstanding	6,604,070	6,384,227

Diluted Shares Outstanding	7,278,669	6,828,465

Bio-logic Systems Corp. and Subsidiaries

Consolidated Balance Sheet

In Thousands

	May 31, 2005 (Unaudited)	February 28, 2005
ASSETS

Current Assets
Cash and cash equivalents	$14,286	$14,866
Accounts receivable, net	5,961	6,361
Inventories, net	2,663	2,251
Prepaid expenses	474	244
Deferred income taxes	1,719	1,688

Total current assets	25,103	25,410

Property, Plant and Equipment, Net	2,408	2,432
Intangible Assets, Net	1,938	1,897
Other Assets	121	128
Other Receivables	108	340

Total Assets	$29,678	$30,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,127	$1,949
Accrued salaries and payroll taxes	1,774	1,476
Accrued interest and other expenses	1,357	1,551
Accrued income taxes	133	318
Deferred revenue	1,165	1,242

Total current liabilities	5,556	6,536

Long Term Liabilities
Deferred income taxes	904	877
Long term liabilities	33	33

Total liabilities	6,493	7,446

Commitments	—	—

Stockholders’ Equity
Common stock	66	66
Additional paid-in capital	5,531	5,369
Retained earnings	17,588	17,326

Total stockholders’ equity	23,185	22,761

Total Liabilities and Stockholders’ Equity	$29,678	$30,207